Exhibit 10.12

Description of Post-Retirement Life Insurance Equivalent

Certain senior executives of the Registrant, including all executive officers, are entitled to receive a lump sum payment equal to one year’s salary plus a gross up for applicable taxes upon retirement or at age 55.  This benefit was adopted by the Registrant in 1996 in lieu of providing post-retirement life insurance.